NEWS RELEASE

Cliffs Natural Resources Inc. Reports Second-Quarter 2016 Results

•	Reports Net Income of $30 million

•	Achieves Adjusted EBITDA[1] of $102 million

•	Reports Earnings of $0.07 per diluted share

•	Cost of goods sold decrease by 8 percent to $405 million

•	U.S. Iron Ore cash production costs[2] decrease 17 percent to $46 per long ton

•	Asia Pacific Iron Ore cash production costs[2] decrease 17 percent to $28 per metric ton

CLEVELAND—July 28, 2016—Cliffs Natural Resources Inc. (NYSE: CLF) today reported second-quarter results for the period ended June 30, 2016. Second-quarter 2016 consolidated revenues of $496 million were relatively flat compared to the prior year's second-quarter revenues of $498 million. Cost of goods sold decreased by 8 percent to $405 million compared to $441 million reported in the second quarter of 2015.

For the second quarter of 2016, the Company recorded net income from continuing operations of $30 million compared to a net loss from continuing operations of $38 million recorded in the prior-year quarter. The Company recorded earnings attributable to Cliffs shareholders from continuing operations of $0.07 per diluted common share, compared to a net loss attributable to Cliffs shareholders from continuing operations of $0.28 per diluted common share recorded in the second quarter of 2015.

Lourenco Goncalves, Cliffs' Chairman, President and Chief Executive Officer, said, "During the second quarter we finalized a range of deals that are essential to Cliffs’ future prosperity and growth. Among them, the most significant was the renewal of our multi-year supply agreement with ArcelorMittal. This deal is a win-win for both Cliffs and ArcelorMittal, and demonstrates the strength of the Cliffs franchise. We also negotiated a low-cost power agreement in Minnesota that put cash on the balance sheet, and ensures cost-effective power for years to come. Then, we negotiated additional sales with a new customer, U.S. Steel Canada, previously supplied by its parent company, U.S. Steel." Mr. Goncalves continued, "On top of this, we reported very strong quarterly results, earning $102 million in adjusted EBITDA, with all of the credit going to our superior operating performance and cost discipline.” Mr. Goncalves added: “With our clear focus on debt reduction and balance sheet strength, I am very optimistic about where Cliffs can go from here."

For the second quarter of 2016, adjusted EBITDA1 was $102 million, compared to $65 million reported in the second quarter of 2015. Cliffs noted that second-quarter 2016 adjusted EBITDA1 includes idle expenses of $20 million related to the previously announced production curtailments at the Northshore and United Taconite mines. Excluding these idle expenses, Cliffs' adjusted EBITDA1 would have been $122 million.

	Adjusted EBITDA[1] by Segment (in millions)
	U.S. Iron Ore	Asia Pacific Iron Ore	Corporate/ Other	Total
Q2 2016 Adjusted EBITDA[1]	$97.2	$26.5	$(22.1)	$101.6
YTD 2016 Adjusted EBITDA[1]	$143.3	$49.5	$(55.0)	$137.8

Cliffs' second-quarter 2016 SG&A expenses were $23 million, a 27 percent decrease when compared to the second-quarter 2015 expenses of $31 million. The decrease was driven primarily by reduced staff and external services costs.

Cliffs' second-quarter 2016 interest expense was $51 million, a 20 percent decrease when compared to a second-quarter 2015 expense of $64 million. The Company noted that of the $51 million recorded, $42 million was a cash expense and the remainder was non-cash.

U.S. Iron Ore

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Volumes - In Thousands of Long Tons
Total sales volume	4,146	4,244	6,056	7,190
Total production volume	4,155	5,503	7,202	10,879
Sales Margin - In Millions
Revenues from product sales and services	$361.7	$369.7	$547.2	$681.5
Cost of goods sold and operating expenses	291.7	320.7	464.0	552.5
Sales margin	$70.0	$49.0	$83.2	$129.0
Sales Margin - Per Long Ton
Revenues from product sales and services*	$77.81	$78.32	$79.72	$84.23
Cash production cost[2]	46.32	56.06	46.97	60.36
Non-production cash cost[2]	9.93	5.53	11.37	(0.15)
Cash cost[2]	56.25	61.59	58.34	60.21
Depreciation, depletion and amortization	4.68	5.18	7.65	6.08
Cost of goods sold and operating expenses*	60.93	66.77	65.99	66.29
Sales margin	$16.88	$11.55	$13.73	$17.94

* Excludes revenues and expenses related to domestic freight, which are offsetting and have no impact on sales margin. Revenues per ton also exclude venture partner cost reimbursements.

U.S. Iron Ore pellet sales volume in the second quarter of 2016 was 4.1 million long tons, a 2 percent decrease when compared to the second quarter of 2015. The decrease was driven principally by the termination of a customer contract, largely offset by a new customer arrangement.

Cash production cost per long ton2 in U.S. Iron Ore was $46.32, down 17 percent from $56.06 in the prior year's second quarter. The decrease was driven by improved maintenance practices involving condition based monitoring, lower diesel fuel and natural gas rates, and lower employee-related costs.

Non-production cash cost per long ton2 of $9.93 included $20 million of idle costs related to the Northshore and United Taconite mines.

Asia Pacific Iron Ore

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Volumes - In Thousands of Metric Tons
Total sales volume	3,103	2,750	5,906	5,784
Total production volume	2,800	2,847	5,607	5,727
Sales Margin - In Millions
Revenues from product sales and services	$134.5	$128.4	$254.5	$262.6
Cost of goods sold and operating expenses	113.0	120.1	215.3	253.5
Sales margin	$21.5	$8.3	$39.2	$9.1
Sales Margin - Per Metric Ton
Revenues from product sales and services*	$41.96	$44.29	$41.58	$43.53
Cash production cost[2]	28.46	34.32	27.70	35.56
Non-production cash cost[2]	4.60	4.52	5.06	4.15
Cash cost[2]	33.06	38.84	32.76	39.71
Depreciation, depletion and amortization	1.97	2.44	2.18	2.25
Cost of goods sold and operating expenses*	35.03	41.28	34.94	41.96
Sales margin	$6.93	$3.01	$6.64	$1.57

*Excludes revenues and expenses related to freight, which are offsetting and have no impact on sales margin.

Second-quarter 2016 Asia Pacific Iron Ore sales volume increased 13 percent to 3.1 million metric tons, from 2.8 million metric tons in 2015’s second quarter. The volume increase was driven by the timing of shipments related to prior year port maintenance activities.

Cash production cost per metric ton2 in Asia Pacific Iron Ore was $28.46, down 17 percent from $34.32 in the prior year's second quarter. The decrease was driven by reduced mining and haulage costs, lower headcount and decreased site administrative expenses.

Debt and Cash Flow
Total debt at the end of the second quarter of 2016 was $2.5 billion, versus a comparable $2.9 billion at the end of the prior-year quarter. There were no borrowings on the Company's asset-based lending facility at the end of the second quarter of 2016 or 2015. Cash and cash equivalents were $108 million, compared to $276 million at the end of the prior-year quarter.

At the end of the second quarter of 2016, Cliffs had net debt3 of $2.3 billion, compared to $2.6 billion of net debt3 at the end of the second quarter of 2015.

During the quarter, Cliffs received $31 million in cash as part of a long-term purchased power arrangement with Minnesota Power. Also during the quarter, the Company paid off the remaining balance of the outstanding equipment loans of $23 million.

Capital expenditures during the quarter were $10 million, a 47 percent decrease compared to $19 million in the second quarter of 2015. Cliffs also reported depreciation, depletion and amortization of $27 million in the second quarter of 2016.

Outlook
Cliffs provides full-year expected revenues-per-ton ranges based on different assumptions of seaborne iron ore prices. Cliffs indicated that each different pricing assumption holds all other assumptions constant, including customer mix, as well as industrial commodity prices, freight rates, energy prices, production input costs and/or hot-band steel prices (all factors contained in certain of Cliffs' supply agreements).

The U.S. Iron Ore table further assumes full-year hot-band steel pricing of approximately $480 per short ton. The Company notes that this estimate is based on its customers’ realized prices and not an index or spot market price, valid through the end of 2016. For every $50 per short ton change in the customers’ full-year hot-rolled steel prices, Cliffs U.S. Iron Ore revenue realizations per long ton in 2016 would be expected to increase or decrease $2.00 if steel prices increase or decrease, respectively.

The table below provides certain Platts IODEX averages for the remaining six months of 2016 and the corresponding full-year realization for the U.S. Iron Ore and Asia Pacific Iron Ore segments. The estimates consider actual Platts IODEX rates and Cliffs' actual revenue realizations for the first six months of 2016. Due primarily to the price forecast increase for hot-band steel, Cliffs has increased its revenues-per-ton expectations for U.S. Iron Ore.

2016 Full-Year Realized Revenues-Per-Ton Range Summary
Jul. - Dec. Platts IODEX (1)	U.S. Iron Ore (2)	Asia Pacific Iron Ore (3)
$40	$75 - $77	$34 - $36
$45	$75 - $77	$36 - $38
$50	$75 - $77	$38 - $40
$55	$76 - $78	$40 - $42
$60	$76 - $78	$42 - $44
$65	$76 - $78	$45 - $47
$70	$77 - $79	$47 - $49
(1)	The Platts IODEX is the benchmark assessment based on a standard specification of iron ore fines with 62% iron content (C.F.R. China).
(2)
U.S. Iron Ore tons are reported in long tons of pellets. This table assumes full-year hot-rolled steel pricing of approximately $480 per short ton, which is based on customer realizations and not a public index.

(3)	Asia Pacific Iron Ore tons are reported in metric tons of lumps and fines, F.O.B. the port.

U.S. Iron Ore Outlook (Long Tons)
During the second quarter, Cliffs increased its full-year sales volume expectation to 18 million long tons from its previous expectation of 17.5 million long tons as a result of additional sales to U.S. Steel Canada. In addition, the Company's 2016 production volume guidance was increased by 500,000 long tons to 16.5 million long tons.

Cliffs is maintaining its cash production cost per long ton2 expectation of $50 - $55 and the cash cost of goods sold per long ton2 expectation of $55 - $60. The cash cost of goods sold per long ton2 expectation includes expected idle costs of $55 million for the full year, a $10 million decrease from the previous expectation of $65 million as a result of earlier than expected restarts of the Northshore and United Taconite mines.

Cliffs anticipates depreciation, depletion and amortization to be approximately $5 per long ton for full-year 2016.

Asia Pacific Iron Ore Outlook (Metric Tons, F.O.B. the port)
The Company is maintaining its full-year 2016 Asia Pacific Iron Ore sales and production volume forecast of approximately 11.5 million metric tons. The product mix is expected to contain 50 percent lump and 50 percent fines.

Based on a full-year average exchange rate of $0.75 U.S. Dollar to Australian Dollar, the Company is maintaining its full-year 2016 Asia Pacific Iron Ore cash production cost per metric ton2 expectation of $25 - $30. Cliffs' cash cost of goods sold per metric ton2 is also unchanged at $30 - $35. Cliffs indicated that for every $0.01 change in this exchange rate for the remainder of the year, the Company's full-year cash cost of goods sold is impacted by approximately $3 million.

Cliffs anticipates depreciation, depletion and amortization to be approximately $3 per metric ton for full-year 2016.

The following table provides a summary of Cliffs’ 2016 guidance for its two business segments:

	2016 Outlook Summary
	U.S. Iron Ore (A)	Asia Pacific Iron Ore (B)
Sales volume (million tons)	18	11.5
Production volume (million tons)	16.5	11.5
Cash production cost per ton[2]	$50 - $55	$25 - $30
Cash cost of goods sold per ton[2]	$55 - $60	$30 - $35
DD&A per ton	$5	$3

(A)	U.S. Iron Ore tons are reported in long tons of pellets.
(B)	Asia Pacific Iron Ore tons are reported in metric tons of lumps and fines.

SG&A Expenses and Other Expectations
Cliffs' full-year 2016 SG&A expense expectation is being maintained at $100 million.

The Company is decreasing its full-year 2016 interest expense expectation to be approximately $200 million, from its previous guidance of $220 million, as a result of several liability management activities that were executed during the first half of the year. Of the $200 million expectation, approximately $170 million is considered cash and $30 million is considered non-cash.

Consolidated full-year 2016 depreciation, depletion and amortization is expected to be approximately $120 million.

Capital Budget Update
Cliffs is maintaining its full-year 2016 capital expenditures expectation of $75 million, which includes approximately $25 million in capital spend required to produce a specialized, super-flux pellet called "Mustang" at United Taconite in order to meet a customer's pellet specification requirements.

Conference Call Information
Cliffs Natural Resources Inc. will host a conference call this morning, July 28, 2015, at 10 a.m. ET. The call will be broadcast live and archived on Cliffs' website: www.cliffsnaturalresources.com.
About Cliffs Natural Resources Inc.
Cliffs Natural Resources Inc. is a leading mining and natural resources company in the United States. The Company is a major supplier of iron ore pellets to the North American steel industry from its mines and pellet plants located in Michigan and Minnesota. Cliffs also operates an iron ore mining complex in Western Australia. Driven by the core values of safety, social, environmental and capital stewardship, Cliffs' employees endeavor to provide all stakeholders operating and financial transparency.

Forward-Looking Statements
This release contains statements that constitute "forward-looking statements" within the meaning of the federal securities laws. As a general matter, forward-looking statements relate to anticipated trends and expectations rather than historical matters. Forward-looking statements are subject to uncertainties and factors relating to Cliffs’ operations and business environment that are difficult to predict and may be beyond our control. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These statements speak only as of the date of this release, and we undertake no ongoing obligation, other than that imposed by law, to update these statements. Uncertainties and risk factors that could affect Cliffs’ future performance and cause results to differ from the forward-looking statements in this release include, but are not limited to: trends affecting our financial condition, results of operations or future prospects, particularly the continued volatility of iron ore prices; availability of capital and our ability to maintain adequate liquidity; our level of indebtedness could limit cash flow available to fund working capital, capital expenditures, acquisitions and other general corporate purposes or ongoing needs of our business, which could prevent us from fulfilling our debt obligations; continued weaknesses in global economic conditions, including downward pressure on prices caused by oversupply or imported products, including the impact of any reduced barriers to trade, recently filed and forthcoming trade cases, reduced market demand and any change to the economic growth rate in China; our ability to reach agreement with our iron ore customers regarding any modifications to sales contract provisions, renewals or new arrangements; uncertainty relating to restructurings in the steel industry and/or affecting the steel industry; our ability to maintain appropriate relations with unions and employees and enter into or renew collective bargaining agreements on satisfactory terms; the impact of our customers reducing their steel production or using other methods to produce steel; our ability to successfully execute an exit option for our Canadian Entities that minimizes the cash outflows and associated liabilities of such entities, including the CCAA process; our ability to successfully identify and consummate any strategic investments and complete planned divestitures; our ability to successfully diversify our product mix and add new customers beyond our traditional blast furnace clientele; the outcome of any contractual disputes with our customers, joint venture partners or significant energy, material or service providers or any other litigation or arbitration; the ability of our customers and joint venture partners to meet their obligations to us on a timely basis or at all; the impact of price-adjustment factors on our sales contracts; changes in sales volume or mix; our actual levels of capital spending; our actual economic iron ore reserves or reductions in current mineral estimates, including whether any mineralized material qualifies as a reserve; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets, as well as any resulting impairment charges; the results of prefeasibility and feasibility studies in relation to projects; impacts of existing and increasing governmental regulation and related costs and liabilities, including failure to receive or maintain required operating and environmental permits, approvals, modifications or other authorization of, or from, any governmental or regulatory entity and costs related to implementing improvements to ensure compliance with regulatory changes; our ability to cost-effectively achieve planned production rates or levels; uncertainties associated with natural disasters, weather conditions, unanticipated geological conditions, supply or price of energy, equipment failures and other unexpected events; adverse changes in currency values, currency exchange rates, interest rates and tax laws; risks related to international operations; availability of capital equipment and component parts; the potential existence of significant deficiencies or material weakness in our internal control over financial reporting; and problems or uncertainties with productivity, tons mined, transportation, mine-closure obligations, environmental liabilities, employee-benefit costs and other risks of the mining industry. For additional factors affecting the business of Cliffs, refer to Part I – Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2015. You are urged to carefully consider these risk factors.

SOURCE: Cliffs Natural Resources Inc.
MEDIA CONTACT:                     INVESTOR CONTACT:

Patricia Persico Director, Global Communications (216) 694-5316	Paul Finan Director, Investor Relations (216) 694-6544
FINANCIAL TABLES FOLLOW
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CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

-CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED OPERATIONS

	(In Millions, Except Per Share Amounts)
	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
REVENUES FROM PRODUCT SALES AND SERVICES
Product	$452.8	$454.3	$728.4	$857.4
Freight and venture partners' cost reimbursements	43.4	43.8	73.3	86.7
	496.2	498.1	801.7	944.1
COST OF GOODS SOLD AND OPERATING EXPENSES	(404.7)	(440.8)	(679.3)	(806.0)
SALES MARGIN	91.5	57.3	122.4	138.1
OTHER OPERATING INCOME (EXPENSE)
Selling, general and administrative expenses	(22.5)	(30.8)	(50.7)	(59.8)
Miscellaneous - net	5.7	(0.8)	2.7	19.3
	(16.8)	(31.6)	(48.0)	(40.5)
OPERATING INCOME	74.7	25.7	74.4	97.6
OTHER INCOME (EXPENSE)
Interest expense, net	(50.7)	(63.6)	(107.5)	(106.5)
Gain on extinguishment/restructuring of debt	3.6	—	182.4	313.7
Other non-operating income (expense)	0.2	(2.1)	0.3	(2.9)
	(46.9)	(65.7)	75.2	204.3
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	27.8	(40.0)	149.6	301.9
INCOME TAX BENEFIT (EXPENSE)	2.1	1.8	(5.4)	(173.3)
INCOME (LOSS) FROM CONTINUING OPERATIONS	29.9	(38.2)	144.2	128.6
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, NET OF TAX	(0.4)	103.4	2.1	(825.1)
NET INCOME (LOSS)	29.5	65.2	146.3	(696.5)
INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	(16.7)	(5.0)	(25.5)	(3.1)
NET INCOME (LOSS) ATTRIBUTABLE TO CLIFFS SHAREHOLDERS	$12.8	$60.2	$120.8	$(699.6)
PREFERRED STOCK DIVIDENDS	—	—	—	(12.8)
NET INCOME (LOSS) ATTRIBUTABLE TO CLIFFS COMMON SHAREHOLDERS	$12.8	$60.2	$120.8	$(712.4)

EARNINGS (LOSS) PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS - BASIC
Continuing operations	$0.07	$(0.28)	$0.67	$0.74
Discontinued operations	—	0.67	0.01	(5.39)
EARNINGS (LOSS) PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS - BASIC	$0.07	$0.39	$0.68	$(4.65)
EARNINGS (LOSS) PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS - DILUTED
Continuing operations	$0.07	$(0.28)	$0.67	$0.70
Discontinued operations	—	0.67	0.01	(4.62)
EARNINGS (LOSS) PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS - DILUTED	$0.07	$0.39	$0.68	$(3.92)
AVERAGE NUMBER OF SHARES (IN THOUSANDS)
Basic	182,330	153,232	177,003	153,203
Diluted	184,557	153,232	178,305	178,685
CASH DIVIDENDS DECLARED PER DEPOSITARY SHARE	$—	$—	$—	$0.44

CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED FINANCIAL POSITION

	(In Millions)
	June 30, 2016	December 31, 2015
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$108.2	$285.2
Accounts receivable, net	61.5	40.2
Inventories	391.2	329.6
Supplies and other inventories	102.0	110.4
Short-term assets of discontinued operations	—	14.9
Loans to and accounts receivable from the Canadian Entities	70.2	72.9
Insurance coverage receivable	0.8	93.5
Other current assets	45.3	36.0
TOTAL CURRENT ASSETS	779.2	982.7
PROPERTY, PLANT AND EQUIPMENT, NET	993.1	1,059.0
OTHER ASSETS
Other non-current assets	78.7	93.8
TOTAL OTHER ASSETS	78.7	93.8
TOTAL ASSETS	$1,851.0	$2,135.5
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$91.9	$106.3
Accrued expenses	141.1	156.0
Short-term liabilities of discontinued operations	4.4	6.9
Guarantees	0.2	96.5
Insured loss	0.8	93.5
Other current liabilities	137.7	122.5
TOTAL CURRENT LIABILITIES	376.1	581.7
PENSION AND POSTEMPLOYMENT BENEFIT LIABILITIES	206.4	221.0
ENVIRONMENTAL AND MINE CLOSURE OBLIGATIONS	217.4	231.2
LONG-TERM DEBT	2,489.7	2,699.4
OTHER LIABILITIES	240.3	213.8
TOTAL LIABILITIES	3,529.9	3,947.1
EQUITY
CLIFFS SHAREHOLDERS' DEFICIT	(1,830.7)	(1,981.4)
NONCONTROLLING INTEREST	151.8	169.8
TOTAL DEFICIT	(1,678.9)	(1,811.6)
TOTAL LIABILITIES AND DEFICIT	$1,851.0	$2,135.5

CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED CASH FLOWS

	(In Millions)
	Six Months Ended June 30,
	2016	2015
OPERATING ACTIVITIES
Net income (loss)	$146.3	$(696.5)
Adjustments to reconcile net income (loss) to net cash used by operating activities:
Depreciation, depletion and amortization	62.1	63.5
Impairment of other long-lived assets	—	76.6
Deferred income taxes	—	162.6
Gain on extinguishment/restructuring of debt	(182.4)	(313.7)
(Gain) loss on deconsolidation, net of cash deconsolidated	(4.1)	641.4
Other	5.2	54.3
Changes in operating assets and liabilities:
Receivables and other assets	103.6	136.6
Inventories	(52.2)	(217.4)
Payables, accrued expenses and other liabilities	(97.8)	(155.6)
Net cash used by operating activities	(19.3)	(248.2)
INVESTING ACTIVITIES
Purchase of property, plant and equipment	(20.2)	(34.4)
Other investing activities	5.9	0.4
Net cash used by investing activities	(14.3)	(34.0)
FINANCING ACTIVITIES
Repayment of equipment loans	(95.6)	(1.9)
Distributions of partnership equity	(28.1)	(17.1)
Debt issuance costs	(5.2)	(33.6)
Proceeds from first lien notes offering	—	503.5
Repurchase of debt	—	(133.3)
Borrowings under credit facilities	105.0	309.8
Repayment under credit facilities	(105.0)	(309.8)
Preferred stock dividends	—	(25.6)
Other financing activities	(13.6)	(23.6)
Net cash provided (used) by financing activities	(142.5)	268.4
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(0.9)	(0.9)
DECREASE IN CASH AND CASH EQUIVALENTS	(177.0)	(14.7)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	285.2	290.9
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$108.2	$276.2

1 CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION - EBITDA AND ADJUSTED EBITDA
In addition to the consolidated financial statements presented in accordance with U.S. GAAP, the Company has presented EBITDA and adjusted EBITDA on both a consolidated basis and on a segment basis, which are non-GAAP financial measures that management uses in evaluating operating performance. The presentation of these measures is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of these measures may be different from non-GAAP financial measures used by other companies. A reconciliation of these measures on a segment basis is provided on page 2 of the news release. A reconciliation of these consolidated measures to their most directly comparable GAAP measures is provided in the table below.

	(In Millions)		(In Millions)
	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net Income (Loss)	$29.5	$65.2	$146.3	$(696.5)
Less:
Interest expense, net	(50.7)	(64.3)	(107.5)	(108.5)
Income tax benefit (expense)	2.1	2.9	(5.4)	(172.1)
Depreciation, depletion and amortization	(26.9)	(30.5)	(62.1)	(63.5)
EBITDA	$105.0	$157.1	$321.3	$(352.4)

Less:
Impact of discontinued operations	(0.4)	103.0	2.1	(821.1)
Gain on extinguishment/restructuring of debt	3.6	—	182.4	313.7
Foreign exchange remeasurement	0.2	(0.8)	(0.9)	12.7
Severance and contractor termination costs	—	(10.0)	(0.1)	(11.6)
Adjusted EBITDA*	$101.6	$64.9	$137.8	$153.9

*Excluding $20 million of idle expenses primarily associated with the Northshore and United Taconite mines, Cliffs' adjusted EBITDA of $101.6 million would have been approximately $122 million.

2 CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION EXPLANATIONS
Cash production cost, non-production cash cost, and cash cost per long/metric ton are non-GAAP financial measures that management uses in evaluating operating performance. The presentation of these measures is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. A reconciliation of these measures to their most directly comparable GAAP measures is provided in the U.S. Iron Ore and Asia Pacific Iron Ore results tables on pages 3 and 4 of this release. The presentation of these measures may be different from non-GAAP financial measures used by other companies.

- Cash production cost per long/metric ton is defined as cost of goods sold and operating expenses per ton less depreciation, depletion and amortization; as well as period costs, costs of services and inventory effects per long/metric ton.

- Non-production cash cost per long/metric ton is defined as the sum of idle costs, period costs (including royalties), costs of services, and inventory effects per long/metric ton.

- Cash cost per long/metric ton is defined as cost of goods sold and operating expenses per ton less depreciation, depletion and amortization per long/metric ton.

3 NET DEBT RECONCILIATION

Net debt is a non-GAAP financial measure that management uses in evaluating financial position. The presentation of this measure is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of this measure may be different from non-GAAP financial measures used by other companies. Net debt is defined as long-term debt plus the current portion of short term debt, less cash and cash equivalents and undiscounted interest. A reconciliation of this consolidated measure to its most directly comparable GAAP measures is provided in the table below.

	(In Millions)
	June 30, 2016	June 30, 2015
Long-term debt	$2,489.7	$2,887.4
Short-term debt and current portion of long-term debt	17.5	—
Total Debt	$2,507.2	$2,887.4
Less:
Cash and cash equivalents	108.2	276.2
Undiscounted interest	74.3	—
Net Debt	$2,324.7	$2,611.2